Exhibit 23.1



                            INDEPENDENT AUDITORS' CONSENT



          The Board of Directors
          Premier Parks Inc.:



          We consent to the incorporation by reference in the registration statement on Form S-3 of Premier Parks Inc. of our report dated March 22, 1999, relating to the consolidated balance sheets of Premier Parks Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.


                                                  KPMG LLP


          Oklahoma City, Oklahoma
          May 3, 1999